Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Company:	Investor Relations:	Media:
Rick Ono	Kirsten Chapman	Todd Barrish
Telanetix, Inc	Lippert/Heilshorn & Associates	Dukas PR
(858)362-2250	(415) 433-3777	(212) 704-7385
rick@telanetix.com	ir@telanetix.com	todd@dukaspr.com

Telanetix Reports Strong Fourth Quarter Revenue and Gross Profit Growth

Company grew revenue to $7.4 million and gross profit to 47.8%

SAN DIEGO, March 25, 2008 -- Telanetix, Inc. (OTC: TNXI)a leading IP solutions provider offering telepresence and VoIP services to the SMB and SME markets, announced it has exceeded its revenue and gross profit expectation for the fourth quarter of 2007. The company reported fourth quarter 2007 revenue of $7.4 million, exceeding projections of $7.1 million. Gross profit was 47.8% in the fourth quarter of 2007, exceeding the target of 41%.

"We are very pleased to report the programs we engaged in the third quarter of 2007 including the acquisition of AccessLine have proven to be successful in marketplace traction, and our products have been successful in creating new revenue," stated Tom Szabo, Telanetix chairman and CEO. "We continue to fortify our position in the industry with the introduction of key new video and voice product offerings which expand our range of available market and we continue to focus on product and operational efficiencies to further enhance our gross profit margin."

"2007 was a transformational year for Telanetix", stated Rick Ono, Telanetix COO. "The strong fourth quarter, with the integration of our voice and video businesses, drove our 2007 full year revenue to $12.2 million. Our significantly higher run rate enables us to operate on a much broader scale with the opportunity to enjoy accelerated growth."

Management will conduct a conference call at 1:30 pm PT today to discuss the company’s fourth quarterand year end2007 results.The call will be available for replay for 90 days at www.telanetix.com. A telephone replay will be available two hours after the call throughMarch 27, 2008 by dialing 888-286-8010. International callers should dial 617-801-6888. All parties will need the following replay pass code 61157171.

About Telanetix, Inc.
Telanetix is a leading IP solutions provider offering telepresence and advanced communication services to the SMB and SME markets. By leveraging on ubiquitous network infrastructures, Telanetix’s solutions meet the real-world communications demands of its customers. The company’s core technologies include a Telepresence offering, called Digital Presence™, designed to create fully immersive and interactive meeting environments that incorporate voice, video and data from multiple locations into a single environment; and IP enabled enhanced services that give companies flexible calling solutions at a fraction of the price of traditional telecom providers. Additional information can be found at the Telanetix corporate website, www.telanetix.com.